EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

               February 24, 2005
               Thomas S. Irwin (954) 987-4000 ext. 7560
               Victor H. Mendelson (305) 374-1745 ext. 7590

                HEICO REPORTS SIGNIFICANTLY INCREASED FISCAL 2005
                              FIRST QUARTER RESULTS

                  Net Income Up 37% and Operating Income Up 32%
                          On 23% Increase in Net Sales

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) and (NYSE: HEI) today reported that net income for the first quarter of fiscal 2005 increased 37% to $4,428,000, or 17 cents per diluted share, from $3,241,000, or 13 cents per diluted share, in the first quarter of fiscal 2004.

Operating income increased 32% to $8,661,000 for the first quarter of fiscal 2005 from $6,573,000 for the first quarter of fiscal 2004.

Net sales for the first quarter of fiscal 2005 were up 23% to $56,981,000 from $46,151,000 in the first quarter of fiscal 2004.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President & Chief Executive Officer, remarked, "We are extremely pleased with the continued progress reflected in our fiscal 2005 first quarter results. Our Flight Support Group and our Electronic Technologies Group reported increased sales of 23% and 24%, respectively. Substantially all the sales increase within the Flight Support Group was organic growth, reflecting the continued recovery in aftermarket demand within the commercial airline industry, as well as our continued success in the development of new products and services for our customers. The sales increase within our Electronic Technologies Group reflects both strategic acquisitions and organic growth. Organic growth within the Electronic Technologies Group approximated 11% in the first quarter of fiscal 2005 when compared to net sales in the first quarter of fiscal 2004.

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Operating income of our Flight Support Group increased 43% to $7.6 million for the first quarter of fiscal 2005 from $5.3 million for the first quarter of fiscal 2004. The increase in operating income of the Flight Support Group for the first quarter of fiscal 2005 reflects both the increase in net sales and higher operating margins resulting from improved operating efficiencies. Operating margins of the Flight Support Group improved to 18.0% in the first quarter of fiscal 2005 from 15.5% in the first quarter of fiscal 2004.

Operating income of our Electronic Technologies Group totaled $2.5 million for both the first quarter of fiscal 2005 and first quarter of fiscal 2004. Operating income of the Electronic Technologies Group was flat on increased net sales primarily as a result of a less favorable product mix. Based on our current backlog within the Electronic Technologies Group, during the balance of fiscal 2005 we expect the operating margins to return to a level approximating the operating margins we experienced in fiscal 2004.

Our consolidated operating margins improved to 15.2% in the first quarter of fiscal 2005 from 14.2% in the first quarter of fiscal 2004 and were in line with the margin improvements we have targeted in fiscal 2005.

Cash flow from operating activities for the first quarter of fiscal 2005 totaled $4.0 million, down from $7.7 million in the first quarter of fiscal 2004 principally due to higher investment in inventories required to meet increased sales demand and the cash required for the payment of current liabilities, principally income tax payments, during the first quarter of fiscal 2005. We continue to target cash flow from operating activities in the range of $40 million with a net capital expenditure budget of approximately $6 to $8 million for fiscal 2005.

With respect to net sales and earnings for the balance of fiscal 2005, we continue to target fiscal 2005 net sales growth in the range of 10% to 13% over fiscal 2004 and fiscal 2005 diluted net income per share in the range of $.83 to $.85. The net sales and earnings targets exclude the impact of additional acquisitions, if any. The earnings target compares very favorably to the $.80 per diluted share reported in fiscal 2004 since the 2004 results included the net impact of $.13 per diluted share from life insurance proceeds ($.16 per diluted share) reduced by restructuring expenses ($.02 per diluted share) and litigation-related expenses ($.01 per diluted share). The Company does not give guidance on quarterly sales or earnings.

As we look beyond fiscal 2005, we expect to continue to focus on new products, market penetration and additional acquisitions while maintaining our strong operating margins and financial strength."

As previously announced, HEICO will hold a conference call on Friday, February 25, 2005 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results. Individuals wishing to participate in the conference call should dial:
U.S./Canada/International/Local 302-709-8328, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM711829. A digital replay will be available one hour after the completion of the conference for 14 days. To access, dial: U.S./Canada/International/Local 402-220-2946 and enter Passcode/Conference ID 711829#.

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There are currently approximately 14.5 million shares of HEICO's Class A Common
Stock (HEI.A) outstanding and 10.0 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to telecommunications, electronics and medical equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense or space spending by U.S. and/or foreign customers, or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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HEICO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                                           THREE MONTHS ENDED JANUARY 31,
                                                        -----------------------------------
                                                              2005               2004
                                                        ----------------   ----------------
Net sales                                               $     56,981,000   $     46,151,000
Cost of sales                                                 36,701,000         30,615,000
Selling, general and administrative expenses                  11,619,000          8,963,000
                                                        ----------------   ----------------
Operating income                                               8,661,000          6,573,000
Interest expense                                                (233,000)          (331,000)
Interest income and other income (expense)                        36,000             (2,000)
                                                        ----------------   ----------------
Income before income taxes and minority interests              8,464,000          6,240,000
Income tax expense                                             2,923,000          2,155,000
                                                        ----------------   ----------------
Income before minority interests                               5,541,000          4,085,000
Minority interests' share of income                            1,113,000            844,000
                                                        ----------------   ----------------
Net income                                              $      4,428,000   $      3,241,000
                                                        ================   ================

Net income per share:
  Basic                                                 $            .18   $            .14
  Diluted                                               $            .17   $            .13

Weighted average number of common shares outstanding:
  Basic                                                       24,328,337         23,745,244
  Diluted                                                     26,213,577         25,632,999

                                                           THREE MONTHS ENDED JANUARY 31,
                                                        -----------------------------------
                                                              2005               2004
                                                        ----------------   ----------------
Operating segment information: -
  Net sales:
    Flight Support Group                                $     42,263,000   $     34,257,000
    Electronic Technologies Group                             14,774,000         11,939,000
    Intersegment sales                                           (56,000)           (45,000)
                                                        ----------------   ----------------
                                                        $     56,981,000   $     46,151,000
                                                        ================   ================
  Operating income:
    Flight Support Group                                $      7,598,000   $      5,326,000
    Electronic Technologies Group                              2,462,000          2,484,000
    Other, primarily corporate                                (1,399,000)        (1,237,000)
                                                        ----------------   ----------------
                                                        $      8,661,000   $      6,573,000
                                                        ================   ================

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HEICO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

                                                        JANUARY 31, 2005   OCTOBER 31, 2004
                                                        ----------------   ----------------
Cash and cash equivalents                               $      4,517,000   $        214,000
Accounts receivable, net                                      35,293,000         36,798,000
Inventories                                                   52,450,000         48,020,000
Prepaid expenses and other current assets                      9,385,000          8,880,000
                                                        ----------------   ----------------
    Total current assets                                     101,645,000         93,912,000
Property, plant and equipment, net                            40,124,000         40,558,000
Goodwill                                                     228,248,000        216,674,000
Other assets                                                  10,959,000         13,111,000
                                                        ----------------   ----------------
    Total assets                                        $    380,976,000   $    364,255,000
                                                        ================   ================

Current maturities of long-term debt                    $         58,000   $         58,000
Other current liabilities                                     26,064,000         31,984,000
                                                        ----------------   ----------------
    Total current liabilities                                 26,122,000         32,042,000
Long-term debt, net of current maturities                     31,057,000         18,071,000
Deferred income taxes                                         17,374,000         16,262,000
Other non-current liabilities                                  6,597,000          5,834,000
                                                        ----------------   ----------------
    Total liabilities                                         81,150,000         72,209,000
Minority interests in consolidated subsidiaries               45,576,000         44,644,000
Shareholders' equity                                         254,250,000        247,402,000
                                                        ----------------   ----------------
    Total liabilities and shareholders' equity          $    380,976,000   $    364,255,000
                                                        ================   ================

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                          THREE MONTHS ENDED JANUARY 31,
                                                        -----------------------------------
                                                             2005               2004
                                                        ----------------   ----------------
Operating Activities:
  Net income                                            $      4,428,000   $      3,241,000
  Depreciation and amortization                                1,724,000          1,609,000
  Deferred income tax provision                                1,102,000          1,176,000
  Minority interests' share of income                          1,113,000            844,000
  Tax benefit from stock option exercises                      2,538,000          1,258,000
  Decrease in accounts receivable                              2,893,000          2,591,000
  (Increase) decrease in inventories                          (2,806,000)         2,144,000
  Decrease in other current liabilities                       (6,607,000)        (4,228,000)
  Other                                                         (428,000)          (888,000)
                                                        ----------------   ----------------
    Net cash provided by operating activities                  3,957,000          7,747,000
                                                        ----------------   ----------------
Investing Activities:
  Acquisitions and related costs, net of cash acquired       (14,679,000)       (27,337,000)
  Capital expenditures                                          (944,000)        (1,147,000)
  Other                                                        3,285,000           (138,000)
                                                        ----------------   ----------------
    Net cash used in investing activities                    (12,338,000)       (28,622,000)
                                                        ----------------   ----------------
Financing Activities:
  Borrowings on revolving credit facility, net                13,000,000         22,000,000
  Cash dividend paid                                            (610,000)          (596,000)
  Other                                                          294,000             97,000
                                                        ----------------   ----------------
    Net cash provided by financing activities                 12,684,000         21,501,000
                                                        ----------------   ----------------
Net increase in cash and cash equivalents                      4,303,000            626,000
Cash and cash equivalents at beginning of year                   214,000          4,321,000
                                                        ----------------   ----------------
Cash and cash equivalents at end of period              $      4,517,000   $      4,947,000
                                                        ================   ================